EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-30655, 333-74747, 333-74715, 333-78521, 333-78567, 333-83725, 333-35806, 333-62502, 333-84010, 333-90986 and 333-91002 of THQ Inc. on Form S-8 and Registration Statement Nos. 333-32221, 333-60277, 333-70335, 333-85269, 333-92361, 333-32526, 333-40698, 333-47914,  333-81170, 333-84932 and 333-98221 on Form S-3 of our report dated March 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002), appearing in this Annual Report on Form 10-K of THQ Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 31, 2003